Exhibit 95.1

Disclosure of Mine Safety and Health Administration (“MSHA”) Safety Data

BHP’s mining operations in the United States are subject to regulation by MSHA under the U.S. Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects mines and issues various citations and orders when it believes a violation has occurred under the Mine Act, and it typically proposes a civil penalty, or fine, related to the alleged violation.

The following disclosures are provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which requires certain disclosures by companies operating mines regulated under the Mine Act and which are required to file periodic reports under the U.S Securities Exchange Act of 1934, as amended. The disclosures reflect only our U.S. mining operations as the requirements of Dodd-Frank do not apply to mines operated outside the United States.

During the year ended 30 June 2017, none of the mines operated by BHP received written notice from MSHA of (a) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under section 104(e) of the Mine Act or (b) the potential to have such a pattern.

The information in the table below reflects citations and orders issued by MSHA inspectors to the relevant BHP site during the year ended 30 June 2017. This data may not match or reconcile with the data MSHA maintains on its public website.

In evaluating this information, consideration should be given to factors such as: (a) the number of citations and orders may vary depending on the size, nature of operations and operational status of the mine, (b) the number of citations issued may vary from inspector to inspector and mine to mine, and (c) citations and orders may be contested and appealed, a process which may result in a reduction in severity and amount, or they might be dismissed.

Navajo
Mine Safety Disclosures	Navajo Coal Company *
Mine Act Section 104 – Significant and Substantial Citations [1]	5
Mine Act Section 104(b) Orders [2]	0
Mine Act Section 104(d) Citations and Orders [3]	0
Mine Act Section 110(b)(2) Flagrant Violations	0
Mine Act Section 107(a) Imminent Danger Orders	0
Total US$ Value of Proposed MSHA Assessments	Not assessed yet[5]
Total Number of Mining Related Fatalities	0
Received Notice of Pattern of Violations Under Mine Act Section 104(e) [4]	No
Received Notice of Potential to Have Pattern of Violations Under Mine Act Section 104(e)	No

*	Represents a divested entity. Statistics are for the period from 1 July 2016 to 31 December 2016, the date of divestment.

(1)	Represents the total number of citations issued by MSHA for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard if left unabated.

(2)	Represents the total number of orders issued for failure to abate a citation under Mine Act Section 104(a) within the period prescribed by MSHA.

(3)	Represents the total number of citations and orders issued by MSHA for unwarrantable failure to comply with mandatory health or safety standards.

(4)	Represents whether the mine received written notice from MSHA of a pattern of violations of mandatory health or safety standards that could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards.

(5)	Represents penalties that have not yet been assessed, as indicated on MSHA’s data retrieval system (as of the date of this Annual Report).

Navajo
Mine Safety Disclosures	Navajo Coal Company *
Total number of pending legal actions before the Federal Mine Safety and Health Review Commission (“FMSHRC”)	0
Number of pending contests of citations and orders	0
Number of pending contests of proposed penalties	0
Number of pending complaints for compensation	0
Number of pending complaints of discharge, discrimination or interference	0
Number of pending applications for temporary relief	0
Number of pending appeals of judges’ decisions or orders to the FMSHRC	0
Total number of legal actions instituted by the FMSHRC	0
Total number of legal actions before the FMSHRC resolved	1

*	Represents a divested entity. Statistics are for the period from 1 July 2016 to 31 December 2016, the date of divestment.